PARTICIPATION AGREEMENT

This Agreement (the "Agreement") made and entered into as of the 1st day of February, 2002 by and among the AIG Life Companies (U.S.) (hereinafter the "Company") on its own behalf and on behalf of each Separate Account named in Schedule A to this Agreement, as may be amended from time to time by mutual consent (hereinafter collectively the "Account") and Oppenheimer Funds Distributor, Inc. ("Distributor").

WHEREAS the Distributor and the Company desire to permit the Company to utilize the Oppenheimer Funds ("Fund") set forth in Schedule A for use as investment options by the Company's Variable Annuity Accounts ("Account"), also set forth in Schedule A;

NOW THEREFORE, in consideration of their mutual promises, the Distributor and the Company agree to be bound by this Agreement, as follows:

ARTICLE I. Sale of Fund Shares

      1.1. The Distributor agrees to sell to the Company those shares of the Funds which the Company orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1., the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.m. New York time on the next following business day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

      1.2 The Company shall pay for the Fund shares by 4:00 p.m. New York time on the next Business Day after it places an order to purchase Fund shares in accordance with Section 1.1 hereof. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.

      1.3 The Distributor agrees to make the Fund shares available for purchase at the applicable net asset value per share by the Company for their separate Accounts listed in Schedule A on those days on which the Fund calculates its net asset value pursuant to the rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may refuse to sell shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of the shareholders of any portfolio.

      1.4 The Distributor agrees to redeem, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund

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            or its designee of the request for redemption. For purposes of this
            Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives written (or facsimile notice) of such request for redemption by 9:30 a.m. New York time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, in federal funds transmitted by wire to the Company's account as designated by the Company in writing from time to time.

      1.5 The Company shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section 1.2 hereof. Payment shall be in federal funds transmitted by wire pursuant to the instructions of the Fund's treasurer or by a credit for any share redeemed.

      1.6 The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule A offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company shall not permit any person other than a Contract Owner to give instructions to the Company, which will require the Company to redeem or exchange shares of the Fund.

ARTICLE II. Sales Material, Prospectuses and Other Reports

2.1 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the adviser is named, at least 10 Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within 10 Business Days after receipt of such materials. Business Day shall mean any day in which the New York Stock Exchange is open for trading and in which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

2.2 The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

2.3 For purposes of the is Article II, the phrase "sales literature or other promotional material" means advertisements (such as published or designated for use in a newspaper, magazine or other periodical, radio, television, telephone or tape

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      recording, videotape display, signs or billboard or electronic media), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.

2.4 The Fund shall provide a copy of its current prospectus within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Company once a year (or more frequently if the prospectus for the fund is supplemented or amended) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document(such printing to be at the Company's expense). The Distributor and the Fund shall be permitted to review and approve the typeset form of the Fund's prospectus prior to such printing.

2.5 The Fund or the Distributor shall provide the Company with either I) a copy of the Fund's report to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract Owners at the Company's expense; or (ii), camera ready and/ or printed copies, if appropriate, of such material, and printed copies of the Fund's proxy material, for distribution to Contract Owners at the Company's expense, within a reasonable period of the filing date for definitive copies of such material. The Distributor and the Fund shall be permitted to review and approve the typeset form of such, shareholder reports and communications prior to such printing provided such materials have been provided within a reasonable period.

ARTICLE III. Fees and Expenses

3.1 The Fund and Distributor shall pay no fee or other Compensation to the Company under this agreement, and the Company shall pay no fee or other compensation to the Fund or Distributor, except as provided herein.

3.2 All Expenses incident to performance by each party of its respective duties under this agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. Th Fund shall bear the expense for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law.

3.3 The Company shall bear the expenses of all typesetting, printing and distributing the Fund's prospectus, and reports to Owners of Contracts issued by the Company.

3.4 In the event the Fund adds one or more additional portfolios and the parties desire to make such portfolios available to respective Contract owners and an underlying investment medium, a new Schedule A or and amendment to this agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Account.

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ARTICLE IV. Applicable Law

4.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of New York.

4.2. This agreement shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934 and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemption from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith, provided however, that the term "Registration Statement or Prospectus for Variable Contract" and terms of similar import shall include (I) any offering circular or similar document or sales literature or other promotional materials used to offer and or sell the variable Contracts in compliance with the private offering exemption in the 1933 Act and applicable federal or state laws or regulations, and (ii) the term "Registration Statement" and "Prospectus" as defined in the 1933 Act.

ARTICLE V. Termination

5.1   This Agreement shall terminate with respect to some or all Funds:

(a) at the option of any party upon six month's advance written notice to the other parties;

(b) at the option of the Company to the extent that shares of Funds are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by the Company; or

(c)   as provided in Article IV.

5.2 It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 5.1(a) may be exercised for good cause or for no cause.

ARTICLE VI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.

If to the Distributor:

Oppenheimer Funds Distributor, Inc.
498 Seventh Avenue
New York, N.Y. 10018
Attention: Variable Annuity Operations

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If to the Company:

The AIG Life Companies (U.S.)
600 King Street
Wilmington, DE 19801
Attn: Robert Goldbloom

ARTICLE VII. Miscellaneous

7.1 The Company represents and warrants that any Contracts eligible to purchase shares of the Fund and offered and/or sold in private placements will comply in all material respects with the exemptions from the registration requirements of the 1933 Act and applicable federal and state laws and regulations.

7.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by (i) this Agreement and (ii) by Title V, Subtitle A of the Gramm-Leach-Bliley Act and by regulations adopted thereunder by regulators having jurisdiction over the parties hereto, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

7.3 The caption in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

7.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

7.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

7.6 Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

7.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

7.8 It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

7.9 The Company and the Distributor each understand and agree that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund and the Fund's property; the Company

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      and the Distributor each represent that it has notice of the provisions of the Declaration of Trust disclaiming shareholder liability for acts or obligations of the Fund.

7.10 This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Distributor or an Adviser may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (the Distributor's parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the Company, as long as ( i ) that assignee agrees to assume all the obligations imposed on the Distributor by this Agreement, and (ii) the Fund consents to that assignment.

7.11 This Agreement sets forth the entire agreement between the parties and supercedes all prior communications, agreements and understandings, oral or written, between the parties regarding the subject matter hereof.

IN WITNESS WHEEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the date specified below.

                                            THE AIG LIFE COMPANIES (U.S.)

                                            By:___________________________

                                            Title:__________________________

                                            Date:__________________________


                                            OPPENHEIMER FUNDS DISTRIBUTORS, INC.

                                            By:___________________________

                                            Title:__________________________

                                            Date:__________________________

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                                   SCHEDULE A

Separate Accounts:

Variable Account I of AIG Life Insurance Company;

Variable Account A of American International Life Assurance Company of New York;


Funds:

Oppenheimer International Bond Fund;

Oppenheimer Strategic Income Fund;

Centennial Money Market Trust.